Exhibit 99.1

Company Contact:

Rick Neely

Chief Financial Officer

408-321-6756

TESSERA IMPLEMENTS NEW CAPITAL ALLOCATION STRATEGY, ANNOUNCES SPECIAL

CASH DIVIDEND

Company Also Expects to Repurchase at Least $16 Million of Stock over Next Four Quarters

San Jose, Calif.,- May 13, 2013 – Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company” or “we”) announced today a special cash dividend of $0.30 per common share, payable May 31, 2013, to common stockholders of record at the close of business on May 23, 2013. Consistent with the capital allocation strategy announced by the Company on April 25, 2013, the special dividend was calculated based on the episodic revenue the Company has generated over the preceding four quarters, net of certain costs. The Company also announced it expects to execute at least $16 million of stock repurchases through its stock buyback program over the next four quarters.

“On our first quarter 2013 results conference call, we announced a new capital allocation strategy that included a special dividend from our episodic revenue, payable annually, and what we term ‘opportunistic stock repurchases’ through our stock buyback program,” stated Richard S. Hill, interim CEO and executive chairman of Tessera Technologies, Inc. “Today’s actions demonstrate our commitment to return capital to our stockholders from our episodic revenue, to ensure that these unpredictable but significant events result in positive gains for our stockholders.”

The Company’s capital allocation plan announced on April 25, 2013, provides for annual special dividends equal to 20%-30% of any episodic gain, which is episodic revenue minus pro-rata litigation costs and actual audit costs, taxed at the last fiscal year’s book tax rate. Episodic revenue is revenue other than revenue payable over at least one year pursuant to a contract, and may include revenue such as non-recurring engineering fees, initial license fees, back payments resulting from audits, damages awards from courts or tribunals, and lump sum settlement payments. Under the plan, another 20% -30% of episodic gain will be used to provide a “sinking fund” to provide for the growth of the Company’s quarterly dividends and 20% -30% of the episodic gain will be used to purchase shares of the Company’s common stock through the Company’s stock buyback program.

This year’s special dividend will pay out 30% of the episodic gain for the period beginning in the Second Quarter 2012 through First Quarter 2013, or $16 million or $0.30 per share. The Company is allocating the same amount to be executed in its stock buyback program over the next four quarters.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to capital allocation strategy; including capital returns to stockholders, stock repurchase plans and dividends. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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